Exhibit 99.2

iSpecimen Announces Closing of Initial Public Offering

LEXINGTON, MA, June 21, 2021 /PRNewswire/ – iSpecimen Inc. (Nasdaq: ISPC) (“iSpecimen” or the “Company”), an online marketplace for human biospecimens, today announced the closing of its previously announced initial public offering of 2,250,000 shares of its common stock at a price of $8.00 per share, for gross proceeds of $18,000,000 before deducting underwriting discounts, commissions and offering expenses. The shares of common stock began trading on the Nasdaq Capital Market under the ticker symbol “ISPC” on June 17, 2021.

ThinkEquity, a division of Fordham Financial Management, Inc., acted as the sole book-running manager for the offering.

A registration statement relating to this offering was declared effective by the Securities and Exchange Commission (“SEC”) on June 16, 2021. A final prospectus related to the offering was filed and is available on the SEC’s website at www.sec.gov. The offering was made only by means of a prospectus. Electronic copies of the final prospectus may be obtained from ThinkEquity, a division of Fordham Financial Management, Inc., 17 State Street, 22nd Floor, New York, New York 10004, by telephone at (877) 436-3673 and by email at prospectus@think-equity.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About iSpecimen

iSpecimen offers an online marketplace for human biospecimens, connecting life scientists in commercial and non-profit organizations with healthcare providers that have access to patients and specimens needed for medical discovery. Proprietary, cloud-based technology enables scientists to intuitively search for specimens and patients across a federated partner network of hospitals, labs, biobanks, blood centers, and other healthcare organizations. For more information about iSpecimen, please visit www.ispecimen.com.

Forward Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and final prospectus for the Company's offering filed with the SEC. Copies of these documents are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For further information, please contact:

Investor Contact

KCSA Strategic Communications

Allison Soss / Scott Eckstein

iSpecimen@kcsa.com

Media Contact

iSpecimen

Carly Lejnieks, Sr. Director of Marketing

clejnieks@ispecimen.com